U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROVIDENTIAL HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada	13-3121128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8700 Warner Avenue, Suite 200 Fountain Valley, California 92708	Henry D. Fahman 8700 Warner Avenue, Suite 200 Fountain Valley, California 92708
(Address of Registrant's Principal Executive Offices)	(Name, address and telephone number of agent for service)

2003 STOCK COMPENSATION PLAN

(Full title of the plan)

Copies of all communications to:

11300 W. Olympic Blvd., Suite 800

Los Angeles, California 90064

Facsimile (310) 312-6680

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum offering price	Amount of registration fee

Common Stock	15,000,000 (1)	$0.07 (2)	$1,050,000 (2)	$96.60
TOTAL	15,000,000	$0.07	$1,050,000	$96.60

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The fee for the shares being registered is based upon the closing price of the Common Stock on July 2, 2003, which was $0.07 per share, as reported on by Nasdaq.

TABLE OF CONTENTS

PART I INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

    Item 1. Plan Information

    Item 2. Registrant Information and Employee Plan Annual Information

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    Item 3. Incorporation of Documents by Reference

    Item 4. Description of Securities

    Item 5. Interests of Named Experts and Counsel

    Item 6. Indemnification of Directors and Officers

    Item 7. Exemption for Registration Claimed

    Item 8. Exhibits

    Item 9. Undertakings

SIGNATURES

EXHIBIT 4.1

EXHIBIT 5.1

EXHIBIT 23.1

EXHIBIT 23.2

EXHIBIT 24.1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

See Item 2 below.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to 23461 South Point Drive, Suite 200, Laguna Hills, California 92653.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(a) The Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2002 as filed on October 21, 2002 and subsequent Quarterly Reports on Form 10-QSB and Form 10QSB/A for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003 as filed on November 19, 2002, February 20, 2003, and May 30, 2003 respectively.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modified or superseded such statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Dieterich & Associates has given an opinion on the validity of the securities being registered hereunder. Principals in this law firm are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation, as amended, limits the liability of its directors to the fullest extent permitted by the Nevada General Corporation law. Specifically, the directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability (i) for any breach of the duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

The bylaws of the Company provide for the indemnification of the officers and directors to the maximum extent permitted by Nevada law

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Company in the successful defense of that action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Fountain Valley, State of California, on July 3, 2003.

PROVIDENTIAL HOLDINGS, INC.

/s/ Henry D. Fahman

Henry D. Fahman, President

SPECIAL POWER OF ATTORNEY

The undersigned constitute and appoint Henry D. Fahman their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Henry D. Fahman Henry D. Fahman	President, Chief Executive Officer, Chairman of the Board of Directors	July 3, 2003

/s/ Tina T. Phan Tina T. Phan	Treasurer, Secretary and Director	July 3, 2003

/s/ Thorman Hwinn Thorman Hwinn	Director	July 3, 2003

/s/ Robert W. Stevenson Robert W. Stevenson	Director	July 3, 2003

EXHIBIT INDEX

Exhibit No.                           Description

4.1                                       2003 Stock Compensation Plan, dated July 2, 2003 (filed herewith).

5.1                                       Opinion Re: Legality (filed herewith).

23.1                                     Consent of Accountants (filed herewith).

23.2                                     Consent of Counsel (included in Exhibit 5).

24.1                                     Special Power of Attorney (see signature page).

EXHIBIT 4.1

PROVIDENTIAL HOLDINGS, INC.

2003 STOCK COMPENSATION PLAN

1. Introduction

    1.1 ESTABLISHMENT. PROVIDENTIAL HOLDINGS, INC., a Nevada corporation, ("PHI") hereby adopts this 2003 Stock Compensation Plan (the "Plan"), of stock-based compensation (collectively "Stock Awards") for selected Eligible Participants of PHI and affiliated corporations, and certain independent contractors, providing certain services to PHI.

    1.2 PURPOSES. The purpose of this Plan is to promote the best interest of the Company, and its stockholders by providing a means of non-cash remuneration to selected Eligible Participants.

    1.3 EFFECTIVE DATE. The effective date of the Plan shall be the Effective Date, which is the date on which the Board of Directors of PHI approved it.

2. Definitions

     Throughout the Plan, except when the context indicates otherwise, the masculine gender shall include the feminine, and the use of any term in the singular shall include the plural. The following terms shall have the meaning set forth:

     "Board" shall mean the board of directors of PHI.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Disabled" or "Disability" shall have the meaning set forth in section 22(e)(3) of the Code.

     "Effective Date" shall have the meaning set forth in section 1.3.

     ""Eligible Participant" means any employee, director, officer, consultant, or advisor of the Company who is determined (in accordance with the provisions of Section 6 hereof) to be eligible to receive an Option or Stock Award hereunder.

     "Fair Market Value" of a Share shall mean its fair market value as determined by the Board of Directors in good faith in accordance with section 422 of the Code.

     "Independent Contractors" shall mean certain third parties, including both individuals and companies, that are neither directors nor key employees of PHI, and who provide certain services to PHI, including, but not limited to, advertising, public relations, marketing, and consulting, on an on-going contractual basis for reduced, or otherwise favorably-negotiated compensation.

     "PHI " shall mean Providential Holdings, Inc., a Nevada corporation.

     "Plan" shall mean this 2003 Stock Compensation Plan.

     "Share" shall mean a share of the Common Stock of PHI.

     "Stock Award" shall mean Stock Option and/or a grant of shares pursuant to the Plan described herein.

     "Stock Option" shall mean a right to purchase shares at a stated or formula price for a specified period of time and shall be a Non-Qualified Stock Option.

     "Stock Option Agreement" shall mean Stock Options evidenced by an agreement (which need not be identical) in such form as the Board of Directors may from time to time approve; PROVIDED, HOWEVER, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the plan shall prevail.

     "Stock Option Holder" shall mean a Recipient who has been granted one or more Stock Options.

     "Stock Option Price" shall mean the price at which shares subject to a Stock Option may be purchased.

3. Administration

     The Board of Directors shall administer the Plan. Consistent with the Plan, the Board of Directors, in its sole discretion, shall determine Stock Awards, including but not limited to shares to be subject to Stock Options, the time at which Stock Awards are to be made, shall fix the Stock Option Price and the period and manner in which an Stock Option becomes exercisable, and such other terms and requirements of the compensation incentives under the Plan as the Board of Directors may deem necessary or desirable. The Board of Directors shall determine the form or forms of the agreements with recipients that evidence the particular provisions, terms, conditions, rights, and duties of PHI and the recipients with respect to Stock Awards, which provisions need not be identical except as may be provided herein. The Board of Directors may from time to time adopt such rules and regulations to carry out the purposes of the Plan as it may deem proper and in the best interests of PHI. The Board of Directors in its sole discretion may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it deems expedient. The determinations, interpretations, and other actions of the Board of Directors pursuant to the Plan shall be binding and conclusive for all purposes.

4. Subject Shares

    4.1 NUMBER. The number of shares that are authorized for issuance under the Plan shall not exceed 15,000,000 shares. Shares that may be issued upon exercise of Stock Options or other grants under the Plan shall reduce the number of shares available for issuance under the Plan. PHI shall at all times during the term of the Plan and while any Stock Options are outstanding reserve as authorized but un-issued at least the number of shares underlying the Stock Options granted under the Plan. Any shares subject to Stock Option that expires or is terminated or canceled before exercise shall become available again for issuance under the Plan.

     4.2 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If at any time PHI increases or decreases the number of shares outstanding or changes the rights and privileges of such shares through the payment of a stock dividend, the making of any other distribution payable in shares, a stock split, subdivision, consolidation, or combination of shares, or a reclassification or recapitalization involving the shares, then the numbers, rights, and privileges of shares as to which Stock Awards may be granted and shares then subject to an outstanding Stock Award shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding (as determined by the Board of Directors in its sole discretion).

5. Corporate Reorganization

    5.1 REORGANIZATION. Upon the occurrence of any of the following events, provided notice has been given to recipients and Stock Option Holders, the Plan and all outstanding Stock Options shall terminate and be of no further force and effect, without the necessity for any additional action by the Board or PHI:

          (a) the merger or consolidation of PHI with or into another corporation or other reorganization (other than a reorganization under the United States Bankruptcy Code) of PHI (other than a consolidation, merger, or reorganization in which PHI is the surviving corporation and which does not result in any reclassification or change of outstanding shares);

          (b) the sale or conveyance of the property of PHI as an entirety or substantially as an entirety (other than a sale or conveyance in which PHI continues as holding company of an entity or entities that conduct the business or business formerly conducted by PHI); or

          (c) the dissolution or liquidation of PHI.

6. Eligibility

     Recipients shall be those Eligible Parties who, in the judgment of the Board of Directors, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation, and development of PHI and contribute significantly, or are expected to contribute significantly, to the achievement of long-term corporate economic objectives, and/or, additionally in the case of independent contractors, furnish services to PHI at reduced rates or on other terms which are significantly favorable to PHI. Recipients may be granted from time to time one or more Stock Awards, except that the Board of Directors shall separately approve the grant of each Stock Award, and receipt of one Stock Award shall not result in automatic receipt of any other Award. Upon determination by the Board of Directors that a Stock Award is to be granted to a recipient, written notice shall be given specifying the terms, conditions, rights, and duties related thereto. Each recipient shall, if required by the Board of Directors, enter into an agreement with PHI, in such form as the Board of Directors shall determine consistent with the Plan specifying such terms, conditions, rights, and duties. Stock Awards shall be deemed to be granted as of the date specified in the grant resolution of the Board of Directors, which date shall be the date of any related agreement with the recipient. In the event of any inconsistency between the Plan and any such agreement, the provisions of the Plan shall govern.

7. Stock Options

    7.1 GRANT OF STOCK OPTIONS. Coincident with or following designation for eligibility under the Plan, a recipient may be granted one or more Stock Options.

     7.2 STOCK OPTION AGREEMENT. A Stock Option Agreement, incorporating and conforming to the following, shall evidence each Stock Option granted under the Plan:

     (a) Price. The price at which each share may be purchased shall be determined in each case by the Board of Directors and set forth in the Stock Option Agreement, but in no event shall the price be less than 100% of the Fair Market Value of the shares on the date of grant or, if the recipient is an affiliate by S.E.C. definition, 110% of the Fair Market Value of the shares on the date of grant.

     (b) Duration of Stock Options; Restrictions on Exercise. Each Stock Option Agreement shall state the period, as determined by the Board of Directors, within which the Stock Option may be exercised. Such period shall end no more than ten years from the date the Stock Option is granted. The Stock Option Agreement shall also set forth such restrictions on exercise of the Stock Option during such period, if any, as may be determined by the Board of Directors. Each Stock Option shall become exercisable over such period of time, if any, or upon such events, as may be determined by the Board of Directors.

     (c) Termination of Service, Death, Disability, etc. The Board of Directors may specify the period, if any, after which an Stock Option may be exercised following termination of the Stock Option Holder's employment or service as a director, or as an independent contractor. The effect of this section 7.2 shall be limited to determining the consequences of a termination, and nothing in this section 7.2 shall restrict or otherwise interfere with PHI's discretion with respect to the termination of any individual's employment or of any independent contractor's contract, or the shareholders' discretion with respect to the election of directors.

     (d) Transferability. No Stock Option shall be transferable by the Stock Option Holder. Each Stock Option is exercisable during the Stock Option Holder's lifetime only by him, or in the event of Disability or incapacity, by his guardian or legal representative.

     (e) Date of Grant. A Stock Option shall be deemed to be granted on the date specified in the grant resolution of the Board of Directors.

     7.3 SHAREHOLDER PRIVILEGES. No Stock Option Holder shall have any rights as a shareholder with respect to any shares subject to a Stock Option until the Stock Option Holder becomes the holder of record of such shares. No adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Stock Option Holder becomes the holder of record of such shares, except as provided in article IV.

8. Other Stock Grants

     From time to time during the duration of this Plan, the Board of Directors in its sole discretion may adopt one or more incentive compensation arrangements for Recipients pursuant to which the Recipients may acquire shares of shares by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan, and all shares issued pursuant to such arrangements shall be issued under this Plan.

9. Rights of Recipients

     9.1 EMPLOYMENT AS EMPLOYEE OR INDEPENDENT CONTRACTOR. Nothing contained in the Plan or any Stock Award shall confer upon any recipient any right with respect to the continuation of his employment by PHI, or as an independent contractor or PHI, or interfere in any way with the right of PHI, subject to the terms of any separate employment agreement or independent contractor agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the recipient from the rate in existence at the time of the grant of an Stock Award. The Board of Directors shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment at the time.

     9.2 TRANSFERABILITY. No right or interest of any recipient in a Stock Award shall be assigned or transferred during the lifetime of the recipient, voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. In the event of a recipient's death, his rights and interests in any such Stock Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Stock Options may be made by, the recipient's legal representatives, heirs, or legatees. If in the opinion of the Board of Directors a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator, or other legal personal representative upon furnishing the Board of Directors with evidence satisfactory to the Board of Directors of such status.

     9.3 NO PLAN FUNDING. Obligations to recipients under the Plan shall not be funded, trusteed, insured, or secured in any manner. Recipients shall have no security interest in any assets of PHI and shall be only general creditors of PHI.

10. General

     10.1 SECURITIES LAWS. Each Stock Award shall be subject to the requirement that, if at any time PHI determines that the listing, registration, or qualification of the shares subject to such Stock Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of or in connection with the issuance or purchase of shares thereunder, such Stock Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent, or approval has been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require PHI to apply for or to obtain such listing, registration, or qualification.

     10.2 CHANGES IN ACCOUNTING RULES. Notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Stock Awards occurs which, in the sole judgment of the Board of Directors, may have a material adverse effect on the reported earnings, assets, or liabilities of PHI, the Board of Directors shall have the right and power to modify as necessary any then outstanding Stock Awards as to which the applicable employment or other restrictions have not been satisfied.

     10.3 PLAN AMENDMENT, MODIFICATION, AND TERMINATION. The Board of Directors may at any time terminate, and from time to time may amend or modify the Plan, except that no amendment or modification may become effective without approval of the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if PHI on the advice of counsel determines that shareholder approval is otherwise necessary or desirable. No amendment, modification, or termination of the Plan shall adversely affect any Stock Award theretofore granted without the consent of the recipient holding such Stock Award.

     10.4 WITHHOLDING. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock pursuant to the Plan, that a recipient make arrangements satisfactory to the Board for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such shares including without limitation by the withholding of shares that would otherwise be so issued or delivered, by withholding from any other payment due to the recipient, or by a cash payment to the Company by the recipient.

     10.5 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                                                                             Providential Holdings, Inc.

                                                                                            /s/ Henry D. Fahman

                                                                                            Henry D. Fahman

                                                                                            July 2, 2003

EXHIBIT 5.1 - OPINION RE: LEGALITY

[Dieterich & Associates Letterhead]

July 2, 2003

Providential Holdings, Inc.

8700 Warner Avenue, Suite 200

Fountain Valley, CA 92708

Gentlemen,

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by PROVIDENTIAL HOLDINGS, INC. ("Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to an aggregate of 15,000,000 shares of the Common Stock of the Company (the "Shares") pursuant to the 2003 Stock Compensation Plan.

As counsel for the Company, we have examined such corporate records, documents and such question of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement, when issued will be duly authorized, legally issued, fully paid and non-assessable. This opinion does not cover any matters related to any re-offer or re-sale of the shares by and Plan Beneficiaries, once properly and legally issued pursuant to the Plan as described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. This opinion does not address or relate to any specific state securities laws. We assume no duty to communicate with the Company in respect to any matter, which comes to our attention hereafter.

Cordially,

/s/ Christopher Dieterich

Christopher Dieterich, Esq.

EXHIBIT 23.1 - CONSENT OF ACCOUNTANTS

KABANI & COMPANY, INC.

Certified Public Accountants

8700 Warner Avenue, Suite 200, Fountain Valley, CA 92708

Phone (714) 849-1543

Fax (714) 596-0303

www.kabani.net

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of Providential Holdings, Inc. of our report dated October 8, 2002 on our audit of the consolidated financial statements of Providential Holdings, Inc. as of June 30, 2002, and the results of its operations and cash flows for the year ended June 30, 2002.

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.

Fountain Valley, California

July 2, 2003

 Exhibit 23.2 - Consent of Counsel (included in Exhibit 5)

 Exhibit 24.1 - Special Power of Attorney (see signature page)